American Balanced Fund One Market, Steuart Tower, Suite 2000 San Francisco, California 94105 Phone (415) 421-9360 Fax (415) 393-7140

December 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$683,562
Class B	$29,810
Class C	$62,169
Class F1	$20,555
Class F2	$6,282
Total	$802,378
Class 529-A	$35,963
Class 529-B	$2,703
Class 529-C	$8,089
Class 529-E	$1,794
Class 529-F1	$1,370
Class R-1	$1,858
Class R-2	$16,070
Class R-3	$44,622
Class R-4	$46,169
Class R-5	$36,957
Class R-6	$34,775
Total	$230,370

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4000
Class B	$0.2573
Class C	$0.2540
Class F1	$0.3987
Class F2	$0.4409
Class 529-A	$0.3864
Class 529-B	$0.2365
Class 529-C	$0.2439
Class 529-E	$0.3374
Class 529-F1	$0.4264
Class R-1	$0.2576
Class R-2	$0.2617
Class R-3	$0.3404
Class R-4	$0.3955
Class R-5	$0.4500
Class R-6	$0.4591

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,686,492
Class B	96,114
Class C	234,245
Class F1	55,683
Class F2	15,223
Total	2,087,757
Class 529-A	96,264
Class 529-B	9,885
Class 529-C	33,373
Class 529-E	5,416
Class 529-F1	3,361
Class R-1	6,952
Class R-2	59,509
Class R-3	128,495
Class R-4	118,311
Class R-5	84,743
Class R-6	81,558
Total	627,867

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$18.21
Class B	$18.16
Class C	$18.13
Class F1	$18.21
Class F2	$18.21
Class 529-A	$18.19
Class 529-B	$18.19
Class 529-C	$18.19
Class 529-E	$18.18
Class 529-F1	$18.18
Class R-1	$18.12
Class R-2	$18.13
Class R-3	$18.14
Class R-4	$18.19
Class R-5	$18.22
Class R-6	$18.21